Exhibit 99.1
For Immediate Release

Patrick Industries, Inc. Reports Third Quarter and Nine Months 2012 Financial Results and Announces New Expanded Credit Facility

ELKHART, IN – October 25, 2012 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the third quarter and nine months ended September 30, 2012, and announced the establishment of a new $80 million revolving credit facility.

Third Quarter and Nine Months 2012 Financial Results

Net sales for the third quarter of 2012 increased $35.5 million or 45.9%, to $112.9 million from $77.4 million in the same quarter of 2011.  The sales increase reflected a 66% increase in the Company’s revenue from the RV industry and a 13% increase in revenue from the MH industry, which represented approximately 68% and 20% of third quarter 2012 net sales, respectively.  Approximately $18.7 million of the revenue increase was attributable to acquisitions completed in 2011 and 2012, with the remaining $16.8 million increase primarily attributable to increased RV market penetration and a 19% increase in quarterly wholesale unit shipments in the RV industry, as estimated by the Company.  The Company estimates wholesale unit shipments in the MH industry increased approximately 7% from the third quarter of 2011.  Sales to the industrial market sector, which is primarily tied to the residential housing and commercial and retail fixture markets, accounted for 12% of the Company’s third quarter 2012 sales.  The industrial market reflected an approximate 28% increase in new housing starts in the quarter compared to the prior year period.

The Company reported net income in the third quarter of 2012 of $6.6 million or $0.60 per diluted share, compared to net income of $4.5 million or $0.44 per diluted share in the third quarter of 2011.  Third quarter 2012 net income was positively impacted by a net gain on the sale of fixed assets and on the acquisition of a business of $0.2 million or $0.02 per diluted share and a non-cash credit of $0.1 million or $0.01 per diluted share related to mark-to-market accounting for common stock warrants.  Third quarter 2011 net income included a non-cash credit of $0.1 million or $0.01 per diluted share related to stock warrant accounting.

“We are pleased by our third quarter revenue and profitability growth as we continue to increase our market share in the primary markets we serve through new product introductions, line extensions, and the realization of our strategic and operational initiatives that are an integral part of our ‘Customer First’ culture and mission,” said Todd Cleveland, President and Chief Executive Officer.  “In addition, we believe the newest members to our Patrick family, Gustafson Lighting and Creative Wood Designs, and the other acquisitions we have completed since August 2010 will continue to provide positive contributions to our operating profitability and allow us to gain additional penetration in the RV and industrial market sectors.”

Net sales for the first nine months of 2012 increased approximately $101.7 million or 44.3%, to $331.2 million from $229.5 million in the same period in 2011.  Approximately $46.5 million of the sales increase was attributable to the acquisitions completed in 2011 and 2012.  In addition, increased RV shipment levels over the prior year and improved retail fixture and residential furniture sales in the industrial market positively impacted revenue growth on a year-to-date basis.  As estimated by the Company, wholesale unit shipments in the RV industry, which represented 69% of the Company’s year-to-date sales, increased approximately 11% in the first nine months of 2012 compared to the prior year period.  The Company estimates that wholesale unit shipments in the MH industry, which represented 19% of the Company’s nine months sales, were up approximately 15% from 2011.  The industrial market sector, which accounted for 12% of the Company’s nine months sales, saw new housing starts increase by approximately 27% for the first nine months of 2012 compared to the prior year.

For the first nine months of 2012, Patrick reported net income of $24.9 million or $2.32 per diluted share, compared to net income of $7.0 million or $0.68 per diluted share in the same period in 2011.  Nine months 2012 net income was positively impacted by a non-cash credit of $6.7 million or $0.62 per diluted share related to the reversal of the deferred tax valuation allowance described below and a net gain on the sale of fixed assets and on the acquisition of a business of $0.2 million or $0.02 per diluted share, which were partially offset by a non-cash charge of $1.7 million or $0.16 per diluted share related to stock warrant accounting.

As the Company has generated taxable income, it has been reversing the tax valuation allowance previously recorded on its net deferred tax assets resulting in an effective tax rate of 0% for the first nine months of 2012 and for the year ended December 31, 2011.  In the second quarter of 2012, the Company determined that it was likely that the remaining net deferred tax assets would be realized based upon sustained profitability and forecasted future operating results.  As a result, the Company reversed approximately $6.7 million of the valuation allowance, with the reversal recorded as a non-cash income tax credit in the second quarter of 2012.  The Company expects that the balance of the valuation allowance will be utilized during the fourth quarter of 2012 consistent with the Company’s expected tax position.  Beginning in the first quarter of 2013, the Company expects to record income taxes at normalized rates.

Due to the availability of federal and state net operating loss carryforwards which exceed the Company’s expected taxable income for 2012, the Company estimates that it will not pay any significant federal or state income taxes for the year ending December 31, 2012.

Nine months 2011 net income included non-cash charges related to the March 2011 refinancing of Patrick’s previous credit facility that was established in 2007, including $0.6 million or $0.06 per diluted share for the write-off of the remaining unamortized loss on interest rate swaps that were terminated and paid off during the first quarter and the write-off of $0.6 million or $0.06 per diluted share of financing costs.  These 2011 charges were partially offset by the positive impact of a net gain on the sale of fixed assets and on the acquisition of a business of $0.3 million or $0.03 per diluted share, and a non-cash credit of approximately $0.1 million or $0.01 per diluted share related to stock warrant accounting.

Expanded Credit Facility

On October 24, 2012, the Company entered into a five-year $80 million revolving secured senior credit facility (the “2012 Credit Facility”) with Wells Fargo Bank, National Association as the agent and lender (“Wells Fargo”), and Fifth-Third Bank (“Fifth-Third”), as participant (collectively, the “Lenders”).  The 2012 Credit Facility replaces the four-year $50.0 million asset-based revolving secured senior credit facility that was established on March 31, 2011 (the “2011 Credit Facility”) and was scheduled to mature on March 31, 2015.   The Company has the option to increase the 2012 Credit Facility by an amount up to $20.0 million upon request to the Lenders.

The Company used borrowings under the 2012 Credit Facility (i) to repay in full the 2011 Credit Facility at par, (ii) to prepay the remaining combined principal outstanding of $6.16 million of its 10% and 13% secured senior subordinated notes due in 2016, at a price of 104% of the principal amount prepaid and (iii) to prepay at par the $1.0 million remaining principal outstanding of its secured subordinated note due in 2013 that was issued in connection with the acquisition of A.I.A. Countertops, LLC.  As a result of these note prepayments, the Company expects to realize significant interest expense savings over the remaining original life of the prepaid notes.

"We are excited to have entered into this new credit agreement which provides increased availability and liquidity, as well as a strong financing platform to support the Company’s strategic initiatives, our organic and acquisition-related growth needs, and our ongoing working capital requirements.  In addition, we look forward to our continued partnership with Wells Fargo and Fifth-Third as we strive to continue to achieve the deliverables under our strategic plan," stated Mr. Cleveland.

“As 2013 approaches, we anticipate the investments we made in our businesses in 2010, 2011 and thus far in 2012 will positively impact both our top and bottom line results,” said Mr. Cleveland.  “In conjunction with the support of our new credit facility, our organizational strategic agenda, and the dedication and creativity of our more than 1,300 team members, we will continue to combine the value of high quality products with exceptional service to consistently meet and exceed the expectations of our customers.  Additionally, we will continue to focus on leveraging our operating platform, balancing appropriate risks and opportunities, and maximizing efficiencies to support our long-term strategic growth initiatives.”

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, countertops, wrapped profile mouldings, cabinet doors and components, hardwood furniture, interior passage doors, exterior graphics, and slotwall and slotwall components.  The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, shower doors, furniture, fireplace and slide-out surrounds and fascia, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements, except as required by law.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	THIRD QUARTER ENDED		NINE MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Sept. 30, 2012	Sept. 25, 2011	Sept. 30, 2012	Sept. 25, 2011
NET SALES	$112,946	$77,439	$331,239	$229,544
Cost of goods sold	96,043	64,248	280,063	196,446
Gross profit	16,903	13,191	51,176	33,098

Operating expenses:
Warehouse and delivery	4,086	3,537	11,741	10,155
Selling, general and administrative	5,398	4,226	16,256	12,157
Amortization of intangible assets	342	195	992	538
Gain on sale of fixed assets and acquisition of business	(234)	(11)	(237)	(263)
Total operating expenses	9,592	7,947	28,752	22,587
OPERATING INCOME	7,311	5,244	22,424	10,511
Stock warrants revaluation	(73)	(69)	1,731	(76)
Interest expense, net	830	777	2,465	3,589

Income before income tax credit	6,554	4,536	18,228	6,998
Income tax credit	-	-	(6,650)	-
NET INCOME	$6,554	$4,536	$24,878	$6,998

BASIC NET INCOME PER COMMON SHARE	$0.61	$0.46	$2.38	$0.72

DILUTED NET INCOME PER COMMON SHARE	$0.60	$0.44	$2.32	$0.68

Weighted average shares outstanding – Basic	10,673	9,865	10,473	9,673
Diluted	10,909	10,387	10,705	10,230

(thousand)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Sept. 30, 2012	Dec. 31, 2011
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$888	$550
Trade receivables, net	31,650	14,171
Inventories	40,978	27,503
Prepaid expenses and other	3,074	2,161
Total current assets	76,590	44,385

Property, plant and equipment, net	28,602	22,978
Goodwill and other intangible assets, net	20,033	15,834
Deferred tax assets, net of valuation allowance	4,430	-
Deferred financing costs, net	1,472	1,898
Other non-current assets	650	675
TOTAL ASSETS	$131,777	$85,770

CURRENT LIABILITIES
Current maturities of long-term debt	$1,000	$1,000
Accounts payable	27,005	10,915
Accrued liabilities	10,579	7,935
Total current liabilities	38,584	19,850

Long-term debt, less current maturities and discount	32,089	31,954
Deferred compensation and other	3,438	3,780
Deferred tax liabilities	-	1,344
TOTAL LIABILITIES	74,111	56,928

SHAREHOLDERS’ EQUITY	57,666	28,842
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$131,777	$85,770